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                                                                      EXHIBIT 37

                                PROMISSORY NOTE
                                ---------------
$52,369.52                                                         July 26, 1995

        For value received, MCS Capital, Inc. ("Maker") promises to pay to the order of SAS Acquisitions Inc., a Delaware corporation (the "Company"), at its offices in Roslyn, New York, or such other place as designated in writing by the holder hereof, the aggregate principal sum of $52,369.52. Maker will pay the aggregate principal sum in eight equal payments of $6,546.19 on each of the first eight anniversary dates of the date hereof and, on each such date, Maker will pay interest accrued through such date at the rate specified below. This Note was issued pursuant to and is subject to the terms of the Executive Stock Agreement, dated as of July 26, 1995, among the Company and Maker and certain other Purchasers named therein.

        Interest will accrue on the outstanding principal amount of this Note at a rate equal to the lesser of (i) 8% per annum or (ii) the highest rate permitted by applicable law, and shall be payable at such time as the principal of this Note becomes due and payable.

        The amounts due under this Note are secured by a pledge of 4,000 shares of the Company's Class B Common Stock.

        In the event Maker fails to pay any amounts due hereunder when due, Maker shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

        Maker, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Maker hereunder.
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        This Note shall be governed by the internal laws, not the laws of conflicts, of the State of New York.

                                        MCS CAPITAL INC.

                                        By: STEPHEN R. KERRIGAN
                                            ----------------------

                                        Its: President
                                            ----------------------

Dated: July 26, 1995
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                                   Guaranty

        The undersigned hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment and performance of all indebtedness, obligations and liabilities of Maker under this Note and of any other person liable hereon regardless of the validity or enforceability of such indebtedness, obligations and liabilities of Maker or other liable person, and the undersigned hereby waives acceptance or notice of acceptance of this guarantee, presentment, demand for payment or performance, protest any notice of dishonor with respect to the indebtedness, obligations and liabilities guaranteed hereby and agrees that without releasing or otherwise affecting in any manner the undersigned's liability hereunder, any holder of this Note may, without the consent of the undersigned, modify and amend the terms of this Note, take and release collateral in whole or in part, extend the time of payment and otherwise grant waivers and indulgences in respect hereof, release the Maker or any other liable party from liability hereunder, in whole or in part, and pursue the enforcement of this guarantee against the undersigned (including without limitation by judicial proceedings) without prior recourse to or joinder of Maker or any other person liable hereunder.

Dated : July 26, 1995                   /s/ STEPHEN R. KERRIGAN
                                        ----------------------------
                                        Stephen R. Kerrigan